Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Capital Stock

of

Michael Baker Corporation

at

$40.50 Per Share

by

CDL Acquisition Co. Inc.

a direct wholly owned subsidiary

of

Integrated Mission Solutions, LLC

September 9, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

CDL Acquisition Co. Inc., a Pennsylvania corporation (“Purchaser”), which is successor by merger to Project Steel Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Integrated Mission Solutions, LLC, a Delaware limited liability company (“IMS”), is making an offer to purchase all of the outstanding shares of common capital stock, par value $1.00 per share (the “Shares”), of Michael Baker Corporation, a Pennsylvania corporation (“Baker”), at a purchase price of $40.50 per Share in cash, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 9, 2013 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal,” which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. Offer to Purchase.

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients.

3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined below).

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. Baker’s Solicitation/Recommendation Statement on Schedule 14D-9.

6. Internal Revenue Service Form W-9.

7. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENT AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF OCTOBER 7, 2013, UNLESS THE OFFER IS EXTENDED BY PURCHASER (AS EXTENDED FROM TIME TO TIME, THE “EXPIRATION DATE”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated July 29, 2013 as amended by Amendment No. 1 to Agreement and Plan of Merger, dated August 30, 2013 (as such agreement may be further amended or supplemented from time to time, the “Merger Agreement”), among IMS, Purchaser and Baker. The Merger Agreement provides, among other things, that, on the terms and subject to the terms set forth in the Merger Agreement, after consummation of the Offer, Purchaser will merge with and into Baker (the “Merger”), with Baker continuing as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of IMS. At the effective time of the Merger, each outstanding Share (other than any Shares held by IMS, Purchaser, Baker or any wholly owned subsidiary of Baker or IMS, and any Shares held by Baker’s shareholders (“Shareholders”) who are statutorily entitled to exercise dissenters rights, if applicable, and who duly comply with Pennsylvania law concerning the right of holders of Shares to dissent from the Merger and seek a judicial determination of the “fair value” of their Shares) will be cancelled and extinguished and automatically converted into the right to receive $40.50, the price per Share paid in the Offer, without interest and subject to any required withholding taxes.

Baker’s Board of Directors (the “Baker Board”) has unanimously (i) authorized, approved and adopted the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby (ii) declared that the Merger Agreement, the Offer, the Merger, and the transactions contemplated thereby are advisable and fair to Shareholders and in the best interests of Baker, and (iii) recommended that Shareholders accept the Offer and tender their Shares pursuant to the Offer, and if required under applicable law to effect the Merger, the Merger Agreement be submitted to Shareholders entitled to vote thereon for the purpose of approving the Merger Agreement and that Shareholders vote to approve and adopt the same. THE BAKER BOARD RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES INTO THE OFFER.

The obligation of IMS and Purchaser to consummate the Offer is subject to the condition that there be validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Date that number of Shares which, together with the Shares beneficially owned by IMS or Purchaser, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis). The consummation of the Offer is also subject to the satisfaction of other customary conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in accordance with the terms of the Merger Agreement and the absence of a material adverse effect with respect to Baker. The waiting period under the HSR Act expired at 11:59 p.m., New York City time, on August 27, 2013. A summary of the principal terms of the Offer is described in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the expiration date of the Offer if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) (“Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any law or order. If Purchaser becomes aware of any law or order prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply therewith. If, after a good faith effort, Purchaser cannot comply therewith, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than Georgeson Inc. (the “Information Agent”) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the Dealer Manager at its respective address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

GEORGESON, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF IMS, PURCHASER, BAKER, THE INFORMATION AGENT, THE DEALER-MANAGER OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.